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                                   EXHIBIT 99
                                 PRESS RELEASE


The following is issued in conjunction with Case Corporation's 1998 fourth quarter results:

For more information, contact:

Sandra J. Lasch     (414) 636-6473

For Immediate Release


               CASE CAPITAL CORPORATION REPORTS RECORD PORTFOLIO
                          AND 15 PERCENT INCOME GROWTH

               .  Serviced portfolio grows to a record $6.8 billion
               . Net income up 15 percent for the quarter to $23 million . Originations increase 31 percent for the year
               .  Diversified financing business increases significantly

     Racine, Wisconsin (January 26, 1999) -- Case Capital Corporation, the financial services arm of Case Corporation, today announced net income of $23 million for the fourth quarter, up 15 percent from $20 million in the comparable period last year. Revenues increased 59 percent over the prior year to a record $113 million. The improvements in net income are attributed to higher financing income from strong growth in receivables and leases. These were partially offset by increased selling, general and administrative expenses and additional provisions for loan losses to support the company's growth and portfolio diversification initiatives.

     For the year, revenues increased 39 percent over the prior period to $377 million. Net income for the period was $85 million, compared to $82 million in the prior period. The increase in net income for the year is attributable to higher financing income associated with the
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growth in receivables and improved margins resulting from the declining interest rate environment. These improvements were partially offset by increased selling, general and administrative expenses and loan loss reserves, as well as a higher year-over-year tax rate.

     Case Capital's serviced portfolio grew to a record $6.8 billion as of December 31, 1998, a 30 percent increase year-over-year. Financing originations increased 14 percent in the fourth quarter and 31 percent for the year, as compared to prior year periods. Diversified financing represented 33 percent of total retail originations during the quarter and 29 percent for the year. These increases reflect the success of Case Capital's strategy to grow and diversify its business.

     "This was another landmark year for our financial services business," stated Ted R. French, Case president, financial services, and chief financial officer. "Our outstanding performance for both the quarter and the year once again demonstrates the strength of our business. We are well positioned for continued success in the financial services industry."

     During the year, the company completed a series of strategic moves designed to further grow and diversify its financial services business. Case Capital, formed in June, serves as a broad-based financial services company for the global marketplace. It encompasses Case Credit, which has been providing financial services through the Case dealer network since 1957, and Soris Financial, launched in late 1998 to serve Case Capital's diversified client base in the agricultural, construction and other related industries.

     The company also formed an insurance company to serve as a platform for expanding its insurance business, and announced that it is offering business insurance for U.S. equipment dealers through an alliance with Universal Underwriters Group, a subsidiary of Zurich Insurance Company. In addition, Case Credit Corporation established a strategic marketing alliance with

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GMAC Commercial Mortgage Corporation that offers agricultural real estate financing through the Case dealer network.

     "We are experiencing success in every sector of our business, and are confident that we have the people, programs and processes in place to ensure a steady, growing contribution to Case Corporation and its shareholders. The continued growth in our balance sheet and net income, despite weaker retail demand in the agricultural equipment sector, demonstrates that we are successfully executing our strategy," said Andrew E. Graves, president, Case Capital.

     "We continue to take steps, including increasing our on-balance-sheet assets by nearly $1 billion and aggressively investing in support services, to maintain our superior portfolio quality as we pursue new business opportunities and support sustainable, long-term earnings growth for Case Capital," Graves stated.

     Case Capital Corporation, a wholly owned subsidiary of Case Corporation, provides broad-based financial services for the global marketplace. Case Capital serves customers purchasing, leasing and insuring products through Case Credit Corporation and Soris Financial. Established in 1957, Case Credit markets its products through Case Corporation's established dealer networks in North America, Australia and Europe. Soris, introduced in 1998, offers products through diverse dealer networks located in North America. Based in Racine, Wisconsin, Case Capital services a $6.8 billion portfolio of receivables and leases.

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